UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 26, 2008

The Charles Schwab Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  1-9700

Delaware	94-3025021
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

120 Kearny Street, San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 636-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

In light of the extraordinary events involving certain financial services firms during the past two weeks, The Charles Schwab Corporation (the Company) reports that it expects to record other-than-temporary impairments for the quarter ending September 30, 2008, relating to the following corporate debt securities, which are held in Schwab Bank's portfolio of Securities Owned:

$50 million Lehman Brothers Holdings, Inc. (Lehman) senior floating rate notes due in 2009 and 2010. As of September 26, 2008, these notes were valued at approximately 15% of par, which results in an estimated pre-tax charge of $40 million. Lehman filed a Chapter 11 bankruptcy petition on September 15, 2008.

$39 million Washington Mutual Bank (WaMu) senior floating rate notes due in 2009. As of September 26, 2008, these notes were valued at approximately 10% of par, which results in an estimated pre-tax charge of $35 million. The Federal Deposit Insurance Corporation seized WaMu on September 25, 2008.

The final amounts recorded for these impairments will be based on the market value of these securities at quarter-end.

The Company does not hold any debt securities issued by Merrill Lynch & Co., Inc. (Merrill) or American International Group, Inc. (AIG).   On September 15, 2008, Bank of America Corporation announced an agreement to purchase Merrill and on September 16, 2008 the Federal Reserve Bank of New York agreed to provide a two-year, $85 billion revolving credit facility to AIG as part of a transaction that grants the U.S. government a 79.9% equity interest in AIG.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Charles Schwab Corporation

Date: September 29, 2008	By:	/s/ Joseph R. Martinetto
Joseph R. Martinetto
Executive Vice President and Chief Financial Officer